                                                                       EXHIBIT 5



                          FLEISCHMAN AND WALSH, L.L.P.
                            1400 Sixteenth Street, NW
                                   Sixth Floor
                              Washington, DC 20036
                                 (202) 939-7900


                                  March 2, 2000





Gentlemen:

        As counsel to U.S. Technologies Inc., a Delaware corporation (the "Company"), we have reviewed the Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended, to register 3,115,000 shares of the Company's common stock, par value $.02 per share ("Shares"), to be issued by the Company's pursuant to its 1999 Stock Option Plan, as amended (the "Plan").

        We have examined the originals or copies of such corporate records, documents, certificates and other instruments as we, in our judgment, considered necessary or appropriate to enable us to render the opinion below.

        Based on the foregoing, it is our opinion that, the Shares, when issued and delivered as contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable, and will not be subject to preemptive or other rights to subscribe for or purchase common stock of the Company.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                   Very truly yours,

                                                   FLEISCHMAN AND WALSH, L.L.P.